                                                                 Exhibit 10.19.1

                                 EMPLOYMENT AGREEMENT
                                 --------------------



  THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is made and entered into effective as of March 24, 1999, by and between MICHAEL ROVNER (hereinafter "EMPLOYEE"), and MISSION CRITICAL SOFTWARE, INC., a Delaware corporation having its principal office at 720 North Post Oak Road, Suite 505, Houston, TX 77024 (hereinafter "EMPLOYER").


                                 W I T N E S S E T H:
                                 - - - - - - - - - -


  This Agreement is made and entered into under the following circumstances:

  (1) Whereas, Employer is in the business of the development, marketing and sale of Windows NT and Windows 2000 systems management and monitoring software products and systems (the "BUSINESS ACTIVITIES"); and

  (2) Whereas Employer desires, on the terms and conditions stated herein, to employ Employee; and

  (3) Whereas Employee desires, on the terms and conditions stated herein, to be employed by Employer.

  NOW, THEREFORE, in consideration of the foregoing recitals, and the promises, covenants, terms and conditions contained herein, the receipt and sufficiency of which are forever acknowledged and confessed, the parties hereto agree as follows:

  1. EMPLOYMENT AND TERM. Employer hereby employs Employee, and Employee hereby accepts employment with Employer commencing March 24, 1999 (hereinafter the "EFFECTIVE DATE").

  2. DUTIES. Employee shall perform the duties and functions as are normal and customary to the position for which Employee was hired, as well as any other duties delegated to Employee by Employer. Employee shall, in all Employee's actions, demonstrate the utmost good faith, honesty and loyalty towards Employer and its interests. Employee will perform Employee's duties and assignments in the offices and work spaces provided by Employer unless otherwise specifically authorized by the management of Employee. Employee agrees that Employee's employment with Employer shall be the exclusive, full-time employment of Employee. Employee shall comply with all applicable policies of Employer.

  Employee understands that the nature of Employer's Business Activities requires that Employer be able to contact Employee twenty-four hours a day. Employee shall carry at all times a beeper provided by Employer to allow Employer and/or its customers to maintain such contact.

  In addition to pagers, Employer may provide to Employee for business-related use computers, cellular phones, equipment, funds, lists, books, records, and other materials of Employer. Employee shall exercise due care in using such items, and agrees that, upon the termination of Employee's employment with Employer, Employee will immediately surrender to Employer all such items and any other property of Employer in the possession of or provided to Employee.

  3. COMPENSATION. Employee shall be entitled to initial base compensation of $9,583.33 per month, subject to adjustment by Employer from time to time.

  4. STATUS OF EMPLOYEE. The parties expressly acknowledge that Employee, in the performance of services hereunder, is an employee of Employer. Accordingly, Employer shall deduct from all compensation paid to Employee pursuant to this Agreement any sums required by law or any other requirement of any governmental body.

  5. FRINGE BENEFITS. Employer shall provide to Employee, at Employer's expense, fringe benefits commensurate with those provided to Employer's employees of similar position and seniority. Employee shall be entitled to paid leave for vacation and illness in accordance with Employer's policies.

  6. TERMINATION. Notwithstanding any other provisions of this Agreement, the Employee's employment with Employer shall terminate:

  a.  upon the death of Employee; or,

  b. upon Employee's "disability" (For purposes of this Agreement, the term "disability" shall mean the inability of Employee, arising out of any medically determinable physical or mental impairment, to perform the services required of him hereunder for a period of ninety (90) consecutive days during which ninety
(90) day period Employee's compensation hereunder shall continue);

  c. immediately (unless Employer and Employee otherwise agree at the time such notice is given) upon written notice from either party to the other, with or without cause; or

  d. at Employer's option, immediately upon the existence of "cause." For purposes of this Agreement, the term "cause" shall be defined as:


        (1) willful and continued failure of Employee to substantially perform the duties required of him by Employer in a manner satisfactory to Employer, in Employer's sole reasonable discretion, exercised in good faith;

        (2) a material violation of any written policy or procedure which has been distributed by the Employer to its employees;

        (3) any dishonesty by Employee in his dealings with Employer, the commission of fraud by Employee, or gross negligence in the performance of the duties of Employee;

        (4) the arrest or conviction (or plea of guilty or nolo contendere) of Employee of any felony or other crime involving dishonesty or moral turpitude;

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        (5) any violation of any covenant or restriction contained in Section 9 or Section 10 hereof; or

        (6) unlawful use of narcotics or other controlled substances, or use of alcohol or other drugs in a manner Employer reasonably determines to be adverse to the best interests of Employer or in violation of Employer's applicable policies.


  7. EFFECTS OF TERMINATION. In the event of termination of this Agreement, neither party shall have any further obligations hereunder except for (i) obligations accruing prior to the date of termination, including obligations under your offer letter dated as of March 1, 1999 and (ii) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of this Agreement, including, without limitation, confidentiality of information, indemnities and Employee's covenants not to compete (which covenants and agreements shall survive the termination or expiration of this Agreement). The termination of this Agreement, for whatever reason, shall not extinguish those obligations of Employee specified in the Restrictive Covenants (hereinafter defined), nor shall the same extinguish the right of either party to bring an action, either in law or in equity, for breach of this Agreement by the other party.

  8. COPYRIGHT ASSIGNMENT/WORK MADE FOR HIRE. Employee does hereby sell, grant, convey and assign unto Employer, its successors, assigns and licensees forever, all right, title and interest in and to all computer software programs, computer code, system design, documents, system architecture, and the data base model/structure, and other material constituting or otherwise relating to the Property (as defined herein) hereafter written by Employee or to the development of which Employee may have contributed ideas, know-how, skill or labor, and all changes, additions, adjuncts, alterations, modifications, translations, transformations, adaptions, elaborations, emulations, revisions or other developments made in connection with the Property, which may heretofore have been written or which may hereafter be written for the benefit of, at the request of or with the sanction of Employer.

  As used herein, Property includes all computer software, source code and programs and other computer products, (i) acquired by Employer from a third party specifically including that Property acquired from Mission Critical Software I, Inc. by Employer in that certain Assignment Agreement dated September 4, 1996, (ii) made, conceived and/or developed, or in the process of being made, conceived or developed, by an employee or employees of Employer while employed by Employer in its business or by its customers or (iii) made, conceived and/or developed, or in the process of being made, conceived or developed, by an employee or employees of Employer in the course of performing services for or at the request of or while being compensated by Employer or within a reasonable period of time thereafter if they involved the use of company time or materials or facilities or if they resulted from or were suggested by the employee's or employees' work with Employer whether or not they are used or usable by Employer in its business or by its customers. Property shall also include advertisements, marketing materials, collateral files of all types, word processing, spreadsheets, slogans, trademarks and service marks.

  Employee agrees and acknowledges that any and all Property written, developed, created or produced by Employee, in whole or in part, for Employer constitutes and will constitute a

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"work made for hire" for Employer, as contemplated in 17 U.S.C. Section 101.
Employer is and shall be considered the author of the Property for all purposes and the sole and exclusive owner of all rights to the Property and all derivative works, including all right, title, and interest comprised in the copyright and all trademarks, patents and other right in and to the Property and each and every part of the Property. Employee assigns to Employer all rights whatsoever that Employee has in the Property and any adaption, version or derivation of the Property. This assignment of rights includes an assignment of any copyright in the Property not owned by Employer as a result of the parties' agreement that the Property constitutes a work made-for-hire for Employer. Employee will, upon request, execute, acknowledge and deliver to Employer such additional documents as Employer may deem necessary to evidence Employer's right hereunder, and grants to Employer the right, as attorney-in-fact, to execute, acknowledge, deliver and record in the U.S. Copyright Office or elsewhere any and all such documents.

  9. TERRITORY. In recognition of the existing and potential worldwide Business Activities of Employer and the narrow and precise definitions of Prohibited Activities as defined below, Employer and Employee agree that the terms of this Agreement shall apply to any Prohibited Activities engaged by Employee anywhere in the world including all states and territories of the United States of America (the "Territory"). Prohibited Activities shall include any activities which would be directly or indirectly in competition with Employer's Business Activities as defined in this Agreement, including the development, marketing and sale of software products and services that are competitive with Employer's then-current commercially available software products and services at the time of such activities.

  10. NON-COMPETITION. Employee recognizes and agrees that there are certain property rights such as trade secrets and products of Employer which are critical to Employer's continued success. Because of their importance to Employer and to Employee and other employees who are dependent on Employer for their livelihood, it is necessary for Employer to take all permissible steps to protect these property rights. This being the case, Employee agrees that during the Employee's employment with Employer and for a continuous period of two (2) years thereafter commencing upon termination of such employment, in the event of any voluntary or involuntary termination or resignation by Employee, Employee shall not, individually or jointly with others, directly or indirectly, manage, operate, control, render services related to Prohibited Activities to, participate in the management or control of, or own or hold any ownership or voting interest in, any person or entity engaged in Prohibited Activities (except for the ownership of up to 5% of the outstanding stock issued by publicly traded companies); and Employee shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, or in any other capacity for, nor lend any assistance (financial, managerial, professional or otherwise) or cooperation to, nor perform any services for, any such person or entity or any business that provides consulting services to any person or entity engaged in Prohibited Activities anywhere in the Territory.

  11. NON-DISCLOSURE; NON-SOLICITATION. Except in the performance of Employee's duties hereunder, at no time during the employment or at any time thereafter shall Employee, individually or jointly with others, for the benefit of Employee or any third party, publish, disclose, use or authorize anyone else to publish, disclose or use, any secret or confidential material or information relating to any aspect of the business or operations of Employer or any information regarding the business methods, business policies, procedures, techniques, or trade

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secrets, or other knowledge or processes of or developed by Employer (and/or any other consultant, Employee or agent of Employer), any affiliate of Employer, or any entity in which Employer has an interest, including, without limitation, any secret or confidential material or information relating to the business, customers, financial position, trade or industrial practices, trade secrets, technology or know-how of Employer or Employer's affiliates. As used herein, the term "trade secrets" includes all research and development information, technical information, data, technology, computer software, source code, programs and information and other computer technology, techniques, services, equipment, marketing and sales information, customer lists and other customer information, methods of doing business and other secret or proprietary methods and information and trade secrets used or usable by Employer or a third party having a contractual relationship with Employer which have been or are developed or used by Employer or any such third party or which are developed by Employee during Employee's employment with Employer.

  Moreover, during Employee's employment with Employer, Employee shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity for, nor lend any assistance (financial, managerial or otherwise) or cooperation to, any person or entity which employs any person or hires or contracts with, as a consultant or other independent agent or independent contractor, any person or entity (other than Employee) who was employed by or acted as an agent for, consultant to, or independent contractor of Employer, any affiliate of Employer, or any entity in which Employer has an interest, at any time during Employee's employment with Employer. During the Employees' employment with Employer and for a continuous period of two (2) years thereafter commencing upon termination of Employee's employment, Employee shall not employ any such person or induce or attempt to influence any such person to voluntarily terminate employment with Employer.

  12. REASONABLENESS OF RESTRICTIONS; REFORMATION; ENFORCEMENT. The parties hereto recognize and acknowledge that the geographical and time limitations contained in Sections 9 and 10 hereof (hereinafter the "RESTRICTIVE COVENANTS") are reasonable and properly required for the adequate protection of Employer's interest. Employee acknowledges that Employer will provide to Employee confidential information concerning Employer's and Employer's affiliates' business methods and operating practices in reliance on the covenants contained in the Restrictive Covenants. It is agreed by the parties hereto that if any portion of the restrictions contained in the Restrictive Covenants are held to be unreasonable, arbitrary or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary and not against public policy may be enforced against Employee. If Employee shall violate any of the covenants contained herein and if any court action is instituted by Employer to prevent or enjoin such violation, then the period of time during which Employee's business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of Employee's breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

  13. NO REMEDY AT LAW. Employee agrees that the remedy at law for any breach by him of the Restrictive Covenants will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, Employer, in addition to any and all other remedies, shall have the right to enjoin Employee from any threatened or actual activities in violation thereof; and Employee hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proof of actual damages and without necessity of posting a bond in cash or otherwise. In the event Employer does apply for such an injunction, Employee shall not raise as a defense thereto that Employer has an adequate remedy at law.

  14. ASSIGNABILITY. This Agreement and the rights and duties created hereunder shall not be assignable or delegable by Employee. Employer may, at Employer's option and without consent of Employee, assign its rights and duties hereunder to any successor entity or transferee of Employer's assets.

  15. NOTICES. All notices or other communications provided for herein to be given or sent to a party by the other party shall be deemed validly given or sent if in writing and (i) mailed, postage prepaid, by registered or certified United States mail or hand delivered, (ii) sent by facsimile, addressed to the parties at their addresses hereinabove set forth, or (iii) sent by Employer's intercompany electronic mail to the appropriate address designated for the receiving party. Any party may give notice to the other party at any time, by the method specified above, of a change in the address at which, or the person to whom, notice is to be addressed.

  16. SEVERABILITY. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

  17. WAIVER. The failure of a party to enforce any term, provision or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision or condition for the future, nor shall any specific waiver of a term, provision or condition at one time be deemed a waiver of such term, provision or condition for any future time or times.

  18. PARTIES. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their heirs, personal representatives, legal representatives, and proper successors and assigns, as the case may be.

  19. GOVERNING LAW. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of

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comity or conflicts of laws thereof. Each party hereto agrees to submit to the personal jurisdiction and venue of the state and federal courts having jurisdiction over Harris County, Texas, for a resolution of all disputes arising in connection with the interpretation, construction, and enforcement of this Agreement, and hereby waives the claim or defense therein that such courts constitute an inconvenient forum.

  20. ENFORCEMENT/DISPUTES SUBJECT TO ARBITRATION. Employee recognizes that differences may arise between Employer and Employee during or following employment with Employer, and that those differences may or may not be related to employment. Employee understands and agrees that by entering into this Agreement, Employee anticipates gaining the benefits of a speedy, impartial dispute-resolution procedure.

  Employee understands that any reference in this Agreement to Employer will be a reference also to its affiliated entities, all benefit plans, the benefit plans' sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them.

  a. CLAIMS COVERED. Employer and Employee mutually consent to the resolution by arbitration of all claims or controversies ("claims"), whether or not arising out of Employee's employment (or its termination), that Employer may have against Employee or that Employee may have against Employer or against its officers, directors, employees, or agents in their capacity as such or otherwise. The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to race, sex, religion, national origin, age, marital status, or medical condition, handicap, or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one), and claims for violation of any federal, state or other governmental law, statute, regulation, or ordinance, except claims excluded in the following paragraph.

  b. CLAIMS NOT COVERED. Claims Employee may have for Workers' Compensation or unemployment compensation benefits are not covered by this Agreement. Also not covered are claims by Employer for injunctive and/or other equitable relief for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, as to which Employee understands and agrees that Employer may seek and obtain relief from a court of competent jurisdiction.

  c. REQUIRED NOTICE OF ALL CLAIMS AND STATUTE OF LIMITATIONS. Employer and Employee agree that the aggrieved party must give verbal notice of any claims to the other party within forty-eight (48) hours of the occurrence giving rise to the claim; otherwise, the claim shall be void and deemed waived even if there is a federal or state statute of limitations which would have given more time to pursue the claim. Employee shall give such verbal notice to one of the persons designated for receipt of same in Employer's applicable policy. Employee shall follow up such verbal notice with written notice within five (5) days of the giving of verbal notice. The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.
If Employee is aware of the occurrence of an event which may give rise to a claim by another employee, Employee shall give notice of the occurrence to the appropriate persons in accordance with this paragraph.

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

  d. REPRESENTATION. Any party may be represented by an attorney or other representative selected by the party.

  e. DISCOVERY. Each party shall have the right to take the deposition of one individual and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents to any party. The subpoena right specified below shall be applicable to discovery pursuant to this paragraph. Additional discovery may be had only where the Arbitrator selected pursuant to this Agreement so orders, upon a showing of substantial need.

  f. DESIGNATION OF WITNESSES. At least 30 days before the arbitration, the parties must exchange lists of witnesses, including any expert, and copies of all exhibits intended to be used at the arbitration.

  g. SUBPOENAS. Each party shall have the right to subpoena witnesses and documents for arbitration.

  h. ARBITRATION PROCEDURES. Employer and Employee agree that, except as provided in this Agreement, any arbitration shall be in accordance with the then-current Employment Arbitration Rules of Judicial Arbitration & Mediation Services, Inc. ("J-A-M-S") before an arbitrator who is licensed to practice law in the state in which the arbitration is convened (the "Arbitrator"). If J-A-M-S no longer exists, then the American Arbitration Association shall be substituted therefor for purposes of this Section 20. The arbitration shall take place in or near the city in which Employee is or was last employed by Employer.

  The Arbitrator shall be selected as follows. J-A-M-S shall give each party a list of 11 arbitrators drawn from its panel of labor and employment arbitrators. Each party may strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the lists of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the lists of all parties, J-A-M-S shall furnish an additional list or lists until an Arbitrator is selected.

  The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Texas, or federal law, or both, as applicable to the claim(s) asserted. The Texas Rules of Evidence shall apply. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties, except as provided in this Agreement.

  The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Texas Rules of Civil Procedure.

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  Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings.

  Either party, upon request at the close of hearing, shall be given leave to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrator.

  Either party may bring an action in a court as provided in Section 20 of this Agreement to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, both Employer and Employee agree that neither shall initiate or prosecute any lawsuit or administrative action (other than as required by applicable law) in any way related to any claim covered by this Agreement.

  The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations.

  i. ARBITRATION FEES AND COSTS. Employer and Employee shall equally share the fees and costs of the Arbitrator. Each party will deposit funds or post other appropriate security for its share of the Arbitrator's fee, in an amount and manner determined by the Arbitrator, 10 days before the first day of hearing. However, the prevailing party shall be entitled to recover from the non-prevailing party in accordance with Section 24 of this Agreement, and the Arbitrator may award such fees.

  j. JUDICIAL REVIEW. A party opposing enforcement of an award may not do so in an enforcement proceeding, but must bring a separate action in a court as provided in Section 20 of this Agreement to set aside the award, where the standard of review will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury.

  k. INTERSTATE COMMERCE. Employee understands and agrees that Employer is engaged in transactions involving interstate commerce and that Employee's employment involves such commerce.

  l. REQUIREMENTS FOR MODIFICATION OR REVOCATION. This Agreement to arbitrate shall survive the termination of employment. It can only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this Agreement.

  21. CAPTIONS. The captions of this Agreement have been assigned thereto for convenience only, and shall not be construed to limit, define or modify the substantive terms hereof.

  22. ENTIRE AGREEMENT; COUNTERPARTS. This Agreement, together with the offer letter dated as of March 1, 1999 between you and MCS constitutes the entire agreement between the parties hereto concerning the subject matter hereof, and supersedes all prior agreements, memoranda, correspondence, conversations and negotiations. This Agreement may be executed in several counterparts that together shall constitute but one and the same Agreement.

  23. COSTS OF ENFORCEMENT. In the event it is necessary for any party to retain the

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

services of an attorney or to initiate legal proceedings to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party, in addition to all other remedies, all costs of such enforcement, including reasonable attorneys' fees and costs and including trial and appellate proceedings.

  24. GENDER, ETC. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

  IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date first written above.

                               EMPLOYEE:

                               /s/ Michael Rovner
                               ---------------------------------
                               Signature of Employee

                               Michael Rovner
                               _____________________________
                               Type or Print Name of Employee


                               EMPLOYER:

                               MISSION CRITICAL SOFTWARE, INC.
                               a Delaware Corporation

                               By: /s/ Stephen E. Odom
                                  -----------------------------
                               Name:  Stephen E. Odom
                                      -------------------------
                               Title:  Chief Financial Officer
                                       ------------------------

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